Exhibit 10.14

JOHNSON OUTDOORS INC.
2012 NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of _______, ____ (the “Grant Date”) between Johnson Outdoors Inc., a Wisconsin corporation (the “Company”), and ________ (the “Director”).

RECITALS

WHEREAS, the Company has in effect the Johnson Outdoors Inc. 2012 Non-Employee Director Stock Ownership Plan (the “Plan”), which provides for the issuance of shares of the Company’s Class A Common Stock, $0.05 par value (the “Common Stock”), to a participant on the date the participant is first elected or appointed as a director of the Company and on the first business day following each annual meeting of shareholders, subject to certain restrictions on the transfer of the Common Stock as specified in the Plan (the “Restricted Stock”); and

WHEREAS, the Company and the Director desire to memorialize the grant of Restricted Stock made to the Director under the Plan,

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as set forth below.

AGREEMENT

1.	Awards of Restricted Stock. Subject to the terms and conditions of the Plan and this Agreement, the Director is hereby awarded _________ shares of Restricted Stock.

2.	Vesting and Forfeiture of Restricted Stock; Non-Transferability of Stock Awards.

a)
General Vesting.  Subject to the forfeiture provisions of Section 2(b) and the accelerated vesting provisions of Section 2(c), all of the shares of Restricted Stock awarded hereunder shall vest on the one year anniversary of the Grant Date (as such date may be modified by application of Section 2(c), the “Vesting Date”).  All shares of Restricted Stock awarded hereunder which shall have vested are referred to herein as “Vested Shares.”  All shares of Restricted Stock awarded hereunder which are not vested are referred to herein as “Unvested Shares.”  Upon vesting, the shares of Restricted Stock awarded hereunder shall no longer be subject to forfeiture pursuant to Section 2(b) of this Agreement.

b)
Forfeiture Rights.  The Unvested Shares shall immediately be forfeited to the Company if, prior to the Vesting Date, the Director’s status as a director of the Company has terminated, other than as described in Section 2(c)(i) or (ii) below.  Upon any forfeiture of the shares of Restricted Stock awarded hereunder pursuant to this Section 2(b), the Director shall have no rights as a holder of such Restricted Stock and such shares of Restricted Stock shall be deemed transferred to the Company, and the Company shall be deemed the owner and holder of such shares.

c)	Special Vesting.

(i)          Change in Control.  All shares of Restricted Stock awarded hereunder not otherwise vested shall automatically and immediately vest immediately prior to the effective date of a Change of Control (as defined in the Plan).  Immediately following a Change of Control, this Agreement shall terminate and cease to be outstanding, unless assumed by the successor entity (or parent thereof) in connection with the Change of Control.

(ii)         Termination as a Result of Death or Disability.  Notwithstanding anything herein to the contrary, if the Director’s status as a director to the Company terminates (i) as a result of the Director’s death or (ii) because the Director suffers a disability (as reasonably determined by the Compensation Committee), then in each such case the shares of Restricted Stock awarded hereunder shall be deemed fully vested and shall become Vested Shares.

(iii)        Preservation of Rights.  This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

d)
Restrictions on Transfer.  The shares of Restricted Stock that have been awarded to the Director hereunder are not assignable, alienable, saleable or otherwise transferable by the Director, whether voluntarily or by operation of law, at any time prior to the Vesting Date. Any attempted transfer of any shares of Restricted Stock in violation of this Section 2(d) shall be invalid and of no effect. Notwithstanding the preceding sentence, the following transfers or other dispositions will not be deemed to be a violation of the transfer restrictions set forth herein:

A gift or other transfer of the shares of Restricted Stock issued to (i) any trust or other estate in which the Director has a substantial beneficial interest or as to which the Director serves as a trustee or in a similar capacity or (ii) any relative or spouse of the Director, or any relative of such spouse, who has the same home as the Director, which in either case would not change the Director’s beneficial ownership of the shares of Restricted Stock for purposes of reporting under Section 16(a) of the Securities Exchange Act of 1934, as amended; provided, that any shares of Restricted Stock transferred by gift or otherwise pursuant to this paragraph will continue to be subject to the non-transfer restrictions of this Section as though such shares of Restricted Stock are held by the Director.

e)	Legends on the Stock. The Board of Directors of the Company may require that the certificate(s) representing the Restricted Stock bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate is subject to certain restrictions on transfer set forth in the Johnson Outdoors Inc. 2012 Non-Employee Director Stock Ownership Plan and a Restricted Stock Agreement dated _________ between Johnson Outdoors Inc. and the registered owner hereof. A copy of such plan and agreement may be obtained from the VP, Human Resources of Johnson Outdoors Inc.”

When the restrictions imposed by this Section 2 terminate, the Director shall be entitled to have the foregoing legend removed from the certificate(s) representing the shares of Restricted Stock.

3.
Transfer After Lapse of Restrictions; Securities Law Restrictions.  Except as otherwise provided herein, the shares of Restricted Stock subject to this Agreement shall become free of the restrictions of Section 2 hereof and thereafter be freely transferable by the Director in accordance with the terms specified in Section 2 hereof and in the Plan.

4.	Voting Rights; Dividends and Other Distributions.

a)	While the shares of Restricted Stock are subject to restrictions under Section 2 hereof, the Director may exercise full voting rights with respect to such shares of Restricted Stock.

b)
While the shares of Restricted Stock are subject to the restrictions under Section 2 hereof, the Director shall be entitled to receive all dividends and other distributions paid with respect to the shares of Restricted Stock.

5.
Interpretation by the Board.  The Director agrees that any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Board, in its sole discretion, and that any interpretation by the Board of the terms of this Agreement or the Plan and any determination made by the Board under this Agreement or the Plan shall be final, binding and conclusive.

6.	Miscellaneous.

a)	This Agreement shall be governed and construed in accordance with the internal laws of the State of Wisconsin.

b)	This Agreement may not be amended or modified except by the written consent of the parties hereto.

c)
This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Director, a designated beneficiary and the personal representative(s) and heirs of the Director.

d)	Shares may be issued either electronically (book transfers) or in the form of paper certificates.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and the year first above written.

JOHNSON OUTDOORS INC.

By:	Sara M. Vidian
Vice President Human Resources

By:	[Name of Director]
Director